                       Securities and Exchange Commission
                             Washington, D.C. 20549

                                    Form 8-K

                                 Current Report

     Pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934

                               September 28, 2001


                                County Bank Corp
             Michigan Commission file number 0-17482 EIN 38-0746239
                      83 W. Nepessing St. Lapeer, MI 48446
                                 (810) 664-2977

Item 5.  Other events and Regulation FD Disclosure.

September 27, 2001



Dear Shareholder:

Your Board of Directors approved a $.20 cash dividend to shareholders of record September 14, 2001, payable September 28, 2001. This payment of $237,294 represents the 144th consecutive cash dividend paid to our shareholders. The dividend is an 11.1% increase over the third quarter of 2000. Through eight months, net income is $2,231,000, an increase of $82,000 over the same period last year. Return on average assets is 1.50% compared to 1.54% one year ago. Annualized earnings per share increased $.04 to $2.82.

On the loan side, outstandings increased $1.7 million over August of 2000. Loan growth has been in the commercial area as residential mortgages and consumer loans both declined, the latter due to attractive rates in the captive finance market and the former due to the wholesale refinancing and sales in the secondary market. However, the Home Equity Credit Line (the #1 Loan Package) has grown over $3.1 million since August of 2000. Interest margin to average earning assets is 4.90% and the current reserve for loan losses is 1.56% of outstanding loans. Through August, loan recoveries exceed loan chargeoffs. Both nonaccruing and nonperforming loans are below last year's levels.

Stockholders' Equity, the strength of the Bank, remains very strong at nearly $26 million. Capital ratios continue to exceed regulatory levels even after the $2.50 cash dividend paid in March. Return on equity is 13.1% and the book value of our stock is $21.70. The market price has held up, remaining in the $42 range, nearly twice book value.

As we all sadly reflect on the tragedy of September 11th, I can report that your Bank is extremely healthy and strong, with little risk in its investments, nor its direction. The loan portfolio is solid, capital is strong and management is highly experienced. These strengths will lead us through this crisis and troubling economic period. Much like your Bank, the banking industry is stable and healthy. Our Country will come through this. God Bless America.

Very truly yours,



CURT CARTER
President